Exhibit 99.1

November 4, 2014

Colony Financial, Inc. and Colony Capital Reach Non-Binding Agreement in Principle on Certain Terms for a Potential Combination

•	The Proposed Combination has the Potential to Create a Highly Differentiated, Public Real Estate and Investment Management Platform

•	Proposed that Combined Activities Would Continue to be Led by Thomas J. Barrack, Jr. and Richard B. Saltzman, together with the Entire Colony Organization, with Colony Financial becoming a Self-Managed Real Estate Investment Trust

•	Proposed Transaction Would Include Aggregate Consideration of up to approximately $657.5 million, to be paid in the form of CLNY Units Convertible into CLNY Shares and/or Shares, not Cash, of which $547.5 million would be paid upfront and up to $110 million would be contingent upon certain performance and fundraising targets

•	Pro Forma for the Proposed Transactions, Financial Metrics would be Immediately Accretive

•	The Parties Expect that Upon Closing of the Transaction, the Combined Company Would be Renamed Colony Capital, Inc.

LOS ANGELES, November 4, 2014 — Colony Financial, Inc. (NYSE: CLNY) and the parent company of its manager, Colony Capital, LLC, today announced that the parties had reached a non-binding agreement in principle with respect to certain terms for the potential contribution to CLNY of substantially all of Colony Capital’s real estate and investment management businesses and operations (the “Proposed Transaction”). The non-binding agreement in principle contemplates that the combined company would be led by Executive Chairman, Thomas J. Barrack, Jr. and Chief Executive Officer, Richard B. Saltzman, and would employ the full management and investment team of Colony Capital. The Proposed Transaction would include the contribution of Colony Capital’s management contracts for its existing real estate and non-real estate funds and investment vehicles, including all Colony Distressed Credit (CDCF) and Opportunity funds, Colony Realty Partners funds (CRP) and other Colony debt and equity co-investment and parallel (“side car”) investment vehicles, to an operating subsidiary of CLNY. In addition, in the Proposed Transaction, CLNY would have the right to conduct all future Colony-branded investment activities going forward, including the formation of real estate and non-real estate private investment funds, and would own the Colony name and related intellectual property. The non-binding agreement in principle also contemplates that only Colony Capital’s interests in Colony American Homes, which today announced it has become a self-managed REIT, would not be included in the Proposed Transaction.

Proposed Transaction Terms

The non-binding agreement in principle with respect to certain terms for the Proposed Transaction has been negotiated on behalf of CLNY by a special committee comprised of independent and disinterested members of CLNY’s board of directors (“Special Committee”). No binding or definitive agreement has been entered into with respect to the Proposed Transaction, and there can be no assurance that any such agreement will be reached between the parties. Any such definitive agreement must be reviewed and approved by the Special Committee before CLNY could enter into such agreement. Furthermore, the parties also contemplate and agree in principle that, if binding and definitive agreement is reached with respect to the Proposed Transaction, consummation of the Proposed Transaction would be subject to prior approval by CLNY stockholders.

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The Proposed Transaction would encompass Colony Capital’s funds management business and related assets, liabilities and personnel, representing approximately $19 billion of assets under management (“AUM”) and over $13 billion of equity under management (“EUM”) as of November 4, 2014, including CDCF III, which closed its final capital raise in October 2014 at its maximum (“hard cap”) size of $1.2 billion, excluding side cars. Following the Proposed Transaction, CLNY would be empowered to form and invest as general partner in new funds under the Colony name and, consistent with general market terms, would receive all fees and 60% of the carried interest generated by such funds (rights to carried interest relating to existing and legacy Colony Capital funds, including CDCF III, are allocated to investment professionals and will not be contributed to CLNY).

The form of consideration payable by CLNY in the Proposed Transaction would be entirely in CLNY common stock and/or operating partnership units (exchangeable for shares of CLNY common stock or their equivalent in cash and to include associated voting rights), each with a reference price of $22.05 for purposes of determining the number of shares and units to be issued in the Proposed Transaction. The $22.05 reference price is based on the higher of the (x) volume-weighted average closing price of CLNY common stock over the 30 trading days prior to November 4, 2014 (the date prior to public announcement of the non-binding agreement in principle) and (y) the third quarter 2014 board-approved CLNY $22.05 “fair value” per share included in today’s CLNY earnings release.

The aggregate consideration of up to $657.5 million would be payable as follows:

•	fixed upfront consideration equal to approximately $547.5 million;

•	contingent consideration of up to approximately $110 million, subject to multi-year performance targets for achievement of certain adjusted funds from operation (FFO) per share targets, and capital raising thresholds from the funds management businesses. If the minimum performance target for either of these metrics is not met or exceeded, the contingent consideration paid in respect of other metric would not be paid out in full; and

•	up to $15 million of the contingent consideration would be reallocated to upfront consideration if the volume-weighted average closing price of CLNY common stock over the 10 trading days prior to the trading day preceding the date of a shareholder vote in connection with the Proposed Transaction were to exceed $24.05.

Pursuant to the non-binding agreement in principle, upon the consummation of the Proposed Transaction, all of Colony Capital’s senior executives would become employed by CLNY. In order to further demonstrate their collective long term commitment to CLNY’s business, in accordance with the terms of the non-binding agreement in principle, Messrs. Barrack and Saltzman would enter into five-year employment agreements, and certain other key senior executives would enter into three-year employment agreements, and all such executives would each enter into lock-up arrangements with CLNY, which, subject to certain exceptions for estate planning, partial share pledges and tax-related sales, would generally restrict them from transferring their respective interests in CLNY operating partnership units and/or shares received in connection with the Proposed Transaction over the same period as their respective employment agreement terms, following the closing (if any) of the Proposed Transaction (the locked-up shares would be ratably reduced over such period). Messrs. Barrack and Saltzman also would enter into non-competition arrangements with CLNY, each of which would provide for clawback as to a material portion of the Proposed Transaction consideration in the event such individuals violate the non-compete restrictions during the same period as their respective lock-ups.

November 4, 2014

Rationale for the Proposed Transaction

Potential benefits of the Proposed Transaction (if binding and definitive agreement with respect to the Proposed Transaction is reached by the parties) include:

•	terms contemplated by the Proposed Transaction which CLNY believes are financially attractive to its stockholders, including being accretive, immediately and into the future

•	reduction in CLNY’s operating expenses, as a result of replacing management fees paid to Colony Capital with directly incurred costs

•	enhanced simplicity by virtue of unifying all of CLNY’s and Colony Capital’s investment activity and resources under a single, transparent corporate structure;

•	increased alignment of interests by putting all activities and employees within a single entity (to be renamed Colony Capital, Inc.)

•	affording CLNY shareholders the full expertise and investment resources of Colony Capital, including professionals, investor relationships and intellectual property;

•	enhanced revenue to CLNY from the addition of Colony Capital’s in-place, fee-generating and promote-bearing arrangements with third parties; and

•	greater diversity of future capital formation alternatives by virtue of CLNY becoming the sponsor of new funds and investment vehicles in which third party investors participate, thereby reducing reliance on raising incremental shareholder capital.

Timing of the Transaction

CLNY and Colony Capital caution that no assurances can be made regarding timing and/or certainty of binding and definitive agreement with respect to the Proposed Transaction. If a definitive agreement were to be approved by the Special Committee and entered into by CLNY and Colony Capital with respect to the Proposed Transaction, subject to obtaining approval of CLNY stockholders, Colony Capital and CLNY anticipate that the consummation of the Proposed Transaction could occur by the end of the first half of 2015.

REIT Status

Following the closing of a Proposed Transaction, if any, Colony Capital and CLNY expect that CLNY would maintain its REIT status.

About Colony Financial, Inc.

CLNY is a real estate investment and finance company that is focused on acquiring, originating and managing a diversified portfolio of real estate-related debt and equity investments at attractive risk-adjusted returns. CLNY’s investment portfolio and target assets are primarily composed of interests in: (i) real estate and real estate-related debt, including loans acquired at a discount to par in the secondary market and new originations; and (ii) real estate equity, including single family homes held as rental investment properties. Secondary debt purchases may include performing, sub-performing or non-performing loans (including loan-to-own strategies). CLNY has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

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About Colony Capital, LLC

Colony Capital is a privately held independent global real estate investment firm and registered investment advisor headquartered in Los Angeles, California and founded in 1991 by Thomas J. Barrack, Jr. The firm has an extensive global footprint and corresponding infrastructure, with over 300 direct employees operating in a total of fifteen offices in ten countries including China, France, Germany, Italy, Lebanon, Luxembourg, South Korea, Spain, the United Kingdom and the United States. Over the past 23 years, Colony Capital has established 49 investment vehicles, including CLNY, global and domestic investment funds, dedicated regional investment funds, listed securities, and investment-specific co-investment vehicles, raising an aggregate of over $24 billion of equity capital, which has been invested in most major sectors of the domestic and international real estate markets and select non-real estate transactions including media and entertainment. Over its history, Colony Capital has acquired over 37,000 assets representing over $60 billion in value.

Since 2008, Colony Capital has deployed over $10 billion in equity from these and other affiliated vehicles, including over $2 billion of institutional capital in its Colony American Homes platform which now owns over 18,000 homes across the US. Most recently, in October 2014 Colony Capital completed the capital formation of its most recent discretionary fund, Colony Distressed Credit and Special Situations Fund III, L.P., a $1.2 billion vehicle focused on both foreign and domestic real estate credit markets, as well as select equity opportunities. Today, Colony Capital and its affiliates manage a portfolio on behalf of over 300 institutional, high net worth, and sovereign wealth investors of diversified real estate, real estate-related, and non-real estate investments through 30 investment vehicles with combined AUM of $19 billion and EUM of over $13 billion.

Additional information regarding Colony Capital is available at its website: www.colonyinc.com.

Advisors

In connection with the non-binding agreement in principle with respect to certain terms relating to the Proposed Transaction, the Special Committee has engaged Morgan Stanley as its financial advisor and Wachtell, Lipton, Rosen & Katz as its legal advisor; CLNY has engaged Hogan Lovells as its legal advisor; and Colony Capital has engaged Goldman, Sachs & Co. as its financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP as its legal advisor.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking

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statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. Among others, the following uncertainties and other factors could cause actual results to differ from those set forth in the forward looking statements: the risk that the parties do not come to a binding agreement in respect of the Proposed Transaction; the risk that the parties do not come to agreement with respect to the terms of definitive documentation with respect to the Proposed Transaction; the risk that, even if a binding agreement is reached, the Proposed Transaction may not be consummated, is delayed, or may be consummated in a manner different to the terms described in this announcement; the risk that the definitive documentation relating to the Proposed Transaction, if agreed by the parties, subsequently become terminated thereafter; risks related to obtaining requisite consents and approvals as may be part of the Proposed Transaction; the effect of the announcement of the non-binding agreement in principle with respect to the Proposed Transaction on CLNY’s or Colony Capital’s business relationships, operating results and businesses generally; and the possibility that the share price of CLNY could decline either prior to or after the consummation of the Proposed Transaction, reducing the overall value proposition of the Proposed Transaction.

Furthermore, CLNY disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

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Investor Contact:

Addo Communications, Inc.

Lasse Glassen

(310) 829-5400

lasseg@addocommunications.com

or

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